EXHIBIT 10.19
FORM OF RESTRICTED STOCK UNITS AWARD AGREEMENT
WHITE ELECTRONIC DESIGNS CORPORATION
1994 FLEXIBLE STOCK PLAN
(Form of Time Based Award)
     White Electronic Designs Corporation (“Company”), hereby grants to [___] (“Grantee”), a Participant in the White Electronic Designs Corporation 1994 Flexible Stock Plan (“Plan”), as amended, a Restricted Stock Units Award (“Award”) for Units (“Units”) representing shares of the Company’s Common Stock (“Stock”). The grant is made effective as of the [___] day of [___] (“Grant Date”).
     A. The Board of Directors of the Company (“Board”) has adopted the Plan as an incentive to retain key employees, officers and consultants of, or certain individuals who otherwise have an affiliation with, the Company and to enhance the ability of the Company to attract such individuals whose services are considered unusually valuable by providing an opportunity for them to have a proprietary interest in the success of the Company.
     B. The Board has approved the granting of Units to the Grantee pursuant to Article XVII of the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company.
     C. To the extent not specifically defined in this Restricted Stock Units Award Agreement (“Agreement”), all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.
     In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:
     1. Grant of Units. Grantee is hereby granted a Restricted Stock Units Award for [___] Units, representing the right to receive the same number of shares of the Company’s Stock, subject to the terms and conditions in this Agreement. This Award is granted pursuant to the Plan and its terms are incorporated by reference.
     2. Vesting of Units. The Units will vest in accordance with the following schedule:

Number of RSUs Vested	Vesting Date
[___]	[___] Anniversary of Grant Date
[___]	[___] Anniversary of Grant Date
     Notwithstanding the above, the Units will vest 100% upon the occurrence of a Change of Control as defined in the Plan.

     3. Termination of Employment. If the Grantee terminates employment with the Company for any reason, any Units that are not vested under the schedule in 2 above will be canceled and forfeited as of the date of termination of employment. For purposes of this Agreement, the phrase “Termination of Employment” means the termination of the Grantee’s employment with the Company and all affiliates due to death, retirement or other reasons. The Grantee’s employment relationship is treated as continuing while the Grantee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Grantee’s right to reemployment with the Company or an affiliate is provided either by statute or contract). If the Grantee’s period of leave exceeds six months and the Grantee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued under Code Section 409A.
     4. Time and Form of Payment. Subject to the provisions of the Agreement and the Plan, as the number of Units vest under 2 above, the Company will deliver to the Grantee within ten business days from the date of vesting, the same number of whole shares of Stock. It is the Company’s intention that the payments made pursuant to this Agreement shall qualify for the “short-term deferral” exception from Code Section 409A as set forth in Treasury Regulations Section 1.409A-1(b)(4).
     5. Nontransferability. The Units granted by this Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided by the Plan’s Committee.
     6. Adjustments. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Agreement the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all as set forth in Section 3.3 of the Plan.
     7. Delivery of Shares. No shares of Stock shall be delivered under this Agreement until (i) the Units vest in accordance with the schedule set forth in 2 above; (ii) approval of any governmental authority required in connection with the Agreement, or the issuance of shares hereunder, has been received by the Company; (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Agreement would not violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations; and (iv) the Grantee has complied with 13 below of this Agreement in order for the proper provision for required tax withholdings to be made.

     8. Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.
     9. Voting and Other Stockholder Related Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to nonvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.
     10. Copy of Plan. By the execution of this Agreement, the Grantee acknowledges receipt of a copy of the Plan.
     11. Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
     12. Continuation of Employment. This Agreement shall not be construed to confer upon the Grantee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment at any time.
     13. Tax Withholding. Unless otherwise provided by the Committee prior to the vesting of shares as set forth in the next sentence, the Grantee shall satisfy any federal, state, local or foreign employment or income taxes due upon the vesting of the Units (or otherwise) by having the Company withhold from those shares of Stock that the Grantee would otherwise be entitled to receive, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligation. In lieu of, and subject to, the above, the Committee may also permit the Grantee to satisfy any federal, state, local, or foreign employment or income taxes due upon the vesting of shares of the Units (or otherwise) by (i) personal check or other cash equivalent acceptable to the Company, (ii) permitting the Grantee to execute a same day sale of Stock pursuant to procedures approved by the Company, or (iii) such other method as approved by the Committee, all in accordance with applicable Company policies and procedures and applicable law.
     14. Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Indiana.
     15. Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Grantee.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Grantee has signed this Agreement as of the date first written above.

WHITE ELECTRONIC DESIGNS CORPORATION
By:

By:

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